MIMVI, Inc. Announces Agreement to Acquire Lone Wolf, Plans Launch of App Discovery Service

Sunnyvale, CA (August 10, 2012) – MIMVI, Inc. (OTCQB: MIMV) today announced a definitive agreement to acquire Lone Wolf, Inc., a privately held social innovator which has acquired a 79-million strong online community,

The merger, with Los Angeles-based Lone Wolf, Inc., is expected to elevate MIMVI's strategic and technological leadership in the Mobile App Discovery market. “We believe that the combination of Lone Wolf and its Smash Networks product with our contextual search and recommendation technology will provide Mobile App developers a complete marketing and distribution solution and will help developers deliver a compelling proposition to millions of people on a daily basis—eliminating their reliance on app stores and other search sites for Mobile App discovery,” said Michael Poutre, CEO of MIMVI, Inc. Mr. Poutre continued: “We believe the combined company will result in greater marketing efficiencies for developers, provide a better user experience and significantly increase our market share within the sector.”

Eric Rice, President of Lone Wolf, commented, “A merger with MIMVI makes sense for many reasons. The merger will leverage the strengths of both companies to provide a real solution to Mobile App developers—a group of stakeholders that have so far suffered from a lack of real marketing opportunities.” Mr. Rice continued, “Our social media reach, the results of the collection of three years of valuable data, will enable MIMVI to populate and monetize its world-class proprietary technology.”

Immediate Synergies

The combined entity will jointly develop Mimvi Echo, a new Mobile App Discovery service, scheduled for launch in October, designed to completely change how Mobile Apps are marketed, with the goal of making the process affordable and effective for the growing community of developers. “We believe that Mimvi Echo is going to change the way people think about how Mobile Apps are marketed,” added Poutre. “Our beta tests have yielded strong results, and we are eager to share this vision with the Mobile App development community.”

MIMVI expects to leverage Lone Wolf’s social media reach and community to provide mobile users with targeted marketing campaigns, creating a win for developers and consumers alike. Michael Poutre provided a glimpse into what this alliance could mean for the future of mobile: “MIMVI and Lone Wolf are in the process of launching what we will call a SuperPlatform. We anticipate this will revolutionize the digital, mobile and media industries.” “We expect the Merger to close within 30 days. We strongly believe that joining forces with Lone Wolf will accelerate MIMVI’s strategic, developmental and financial goals.”

Financial Details

Under the terms of the agreement Mimvi will purchase all outstanding shares of Lone Wolf for 3.8 million shares of common stock.

Mimvi expects to record charges for cash and non-cash acquisition-related costs in connection with the transaction. The full extent of these charges will not be determined under the rules of purchase accounting until valuation has been completed. In addition, transaction-related professional fees shall be expensed as incurred, as required by GAAP per ASC 805 Business Combinations.

On a GAAP basis, inclusive of purchase related costs, Mimvi expects this acquisition to be dilutive in 2012. Due to the timing of this transaction, Mimvi anticipates recognizing a portion of acquisition-related costs in the third quarter with the remainder of these non-recurring costs in subsequent periods.

For more information about MIMVI, please refer to the Company’s website (www.mimvi.com) or contact Investor Relations at: (248)-561-7995.

About MIMVI

Headquartered in Sunnyvale, California, MIMVI, Inc. (OTCBB: MIMV) is a pure-play search and recommendation technology company. Its proprietary search and "intelligent" recommendation algorithms enable the search and discovery of Mobile Apps, Mobile Content and Mobile Products across multiple devices and platforms, including: Apple’s iPhone and iPad, Google Android, BlackBerry, Windows Phone, Facebook and Web Apps. For more information, please visit: http://www.mimvi.com.

Safe Harbor Statement

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. MIMVI has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect

Mimvi's current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Mimvi's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. MIMVI undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

Investor Contact:

Gerald Kieft

The WSR Group

(772) 219-7525 (tel)

IR@theWSRgroup.com

 www.wallstreetresources.net/mimvi.asp